State of Deleware

Secretary of State

Division of Corporations

Delivered 11:41 AM 09/10/2012

FILED :11:30 AM 09/10/2013

SRV 121013201-5210061 FILE

STATE OF DELEWARE

CERTIFICATE OF INCORPORATION

OF

INFEED MEDICA CORP

FIRST The name of this corporation is INFEED MEDICA CORP

SECOND Its registered office in the the State of Deleware is to be located at 113 Barksdale Professional Center Newark Deleware , County of New Castle Zip Code 19711 . The registered agent in charge thereof is Deleware Intercorp.

THIRD The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Deleware

FOURTH The amount of the total stock that this corporation is authorized to issue is 500,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH The name and mailing address of the incorporator is as follows

EINAT KRASNEY

8 PAAMONI STREET

TEL AVIV 62918

ISRAEL

I THE UNDERSIGNED for the purpose of forming a corporation under the laws of the State Of Deleware do make , file and record this Certificate , and do hereby certify that the facts herein stated are true and I have accordingly hereunto executed this Certificate this 9TH Day of SEPTEMBER 2012

By: /s/ EINAT KRASNEY
Title Incorporator